Exhibit 10.3

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “[**]”.

PROVIDING COMPONENTS FOR PEOPLE TO LIVE A LONGER, HEALTHIER AND MORE FUN LIFE

Exclusivity Agreement — Raw Materials

THIS AGREEMENT (this “Agreement”) is made on August 27th, 2012 (the “Effective Date”) between LULULEMON ATHLETICA CANADA INC. (“lululemon athletica”), a company incorporated under the laws of the Province of British Columbia, having an address at 400 – 1818 Cornwall Ave, Vancouver, British Columbia and [**] (“[**]”), a company incorporated under the laws of [**], having an address at [**].

WHEREAS, the parties agree that [**] shall manufacture and supply certain fabrics materials and products for lululemon athletica on an exclusive basis on the terms set out herein;

AND WHEREAS, the parties wish to protect their respective designs, materials and other intellectual property;

NOW THEREFORE in consideration of ten dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties agree as follows:

1.	Definitions

In this Agreement,

(a)	“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with such person.

(b)	“Competing Business” means any business engaged in the design, manufacture or distribution of athletic apparel or accessories, similar to or competitive with the products of lululemon athletica or any of its Affiliates. For illustration only, as of the date of this Agreement, Competing Businesses include, but are not limited to: [**], [**], [**], [**] and [**].

(c)	“Confidential Information” shall include information which [**] obtains about lululemon athletica, whether in oral, tangible or documented form, that is of value to lululemon athletica and is not generally known in the industry or to a Competing Business of lululemon athletica. Confidential Information of lululemon athletica shall include: all technical know-how and information relating to its business, employees, techniques, technology, technical data, technical assistance, financial affairs, information systems, marketing plans, sales strategies, research and development activities, art work, designs, plans, sketches, products, models and prototypes of products, the configuration and assembly of components, measurements, material (whether developed or acquired by lululemon athletica or its affiliates), trade secrets, manufacturing, manufacturing information (whether or not patentable or patented), patent applications, practical experience, methodology, specifications, photographs and other compilations of the aforesaid whether in software, written, visual or oral form regardless of whether the information is marked as, or otherwise indicated to be, confidential at the time of disclosure and includes the Exclusive Materials and the terms of this Agreement.

(d)	“Exclusive Materials” means any material or fabric developed by [**] for or with lululemon athletica or its Affiliates, including, but not limited to those listed in Schedule A to this Agreement;

(e)	“Supplier Agreement” means the supplier agreement between the parties dated April 20, 2011 and any amendments thereto or any successor agreement entered into between the parties for the manufacturing and supply of fabric for lululemon athletica.

2.	Term

This Agreement shall commence on the Effective Date and shall remain in effect for a period of five (5) years, unless either party breaches the Agreement and the non-breaching party provides prompt written notice of such breach of the Agreement, or until the Supplier Agreement has been terminated in accordance with its terms. The parties expressly acknowledges that a breach of this Agreement shall be considered a material breach of the Supplier Agreement. Notwithstanding the foregoing the parties agree to review and update Schedule A once every 6 months.

3.	Exclusivity

[**] shall:

(a)	manufacture and supply the Exclusive Materials and any item manufactured using the Exclusive Materials exclusively for lululemon athletica and its Affiliates.

(b)	not solicit, or endeavour to solicit, the sale, license or other disposition of any Exclusive Materials to any person other than lululemon athletica and its Affiliates, whether as a raw material or as part of a manufactured item.

(c)	not disclose the Exclusive Materials or any Confidential Information, including any intellectual property rights related thereto, or furnish any information with respect to the Exclusive Materials or the Confidential Information, to any person other than lululemon athletica and its Affiliates.

(d)	not manufacture, replicate, supply, copy, modify or otherwise reproduce the Exclusive Materials or Confidential Information for any person other than lululemon athletica and its Affiliates.

4.	Ownership

(a)	[**] acknowledges and agrees that lululemon athletica owns all right, title and interest in and to the Exclusive Materials, and all intellectual property rights related thereto, and as between lululemon athletica and [**], lululemon athletica shall have the sole right to take any and all steps necessary to obtain the entire right, title and interest in, to and under the Exclusive Materials, and the intellectual property rights related thereto, including any patents and patent applications worldwide, except that [**] is granted a limited license to use the Exclusive Materials, and all intellectual property rights related thereto, to the extent required for [**] to perform its obligations under this Agreement and any other agreement entered into between [**] and lululemon athletica and its Affiliates with respect to the Exclusive Materials.

(b)	Lululemon athletica acknowledges and agrees that [**] owns all right, title and interest in and to any materials which [**] develops independently from lululemon athletica and which is not based in whole or in part on the Exclusive Materials or work done with lululemon athletica in the development of the Exclusive Materials (the “[**] Materials”). [**] shall offer lululemon the first right to use the [**] Materials on an exclusive basis, in advance of offering the [**] Materials to any other customer. Lululemon athletica shall not knowingly disclose to any third party fabric suppliers or permit the duplication of [**] Materials by its other suppliers without the prior written consent of [**].

(c)	Notwithstanding the foregoing, in the event that lululemon athletica chooses not to commercialize an item of the Exclusive Materials within 18 months from the date that such Exclusive Material was fully developed, lululemon athletica shall provide [**] with written notice, identifying which items it does not intend to commercialize, and, upon the written request of [**], lululemon athletica shall transfer all right, title and interest in and to the identified item and the intellectual property rights related thereto to [**] and shall no longer be considered Exclusive Materials.

(d)	For the [**] Materials in which lululemon athletica selects for bulk order production, [**] shall continue to hold all right, title and interest in and to any such [**] Materials, including all intellectual property rights related thereto.

5.	Confidentiality

(a)	The parties acknowledge and agree that all confidential information shared with each party has been and shall be received by the other party in the strictest confidence and shall be held and used by the parties only in accordance with and subject to the terms of this Agreement. During the term of this Agreement and at all times thereafter, neither party shall disclose, and shall maintain the confidentiality of, all confidential information. The parties shall use at least the same degree of care as it uses to protect its own confidential information, but no less than a reasonable degree of care, to maintain in confidence the confidential information. Each party shall ensure that each of its employees, consultants, agents and representatives who have had or shall have access to the confidential information comply with this Agreement. The parties shall not disclose or make available any confidential information to any subcontractor retained by the other party without first obtaining (i) written consent from the party whose confidential information is sought to be disclosed and (ii) written agreement from the subcontractor to abide by these confidentiality obligations. All confidential information shall be owned by and remain the sole and exclusive property of the disclosing party . The foregoing obligations shall not apply to any item of confidential information that (i) is at the time of disclosure, or thereafter becomes, part of the public domain by any means other either party’s breach of its obligations hereunder, (ii) was known to the other party at the time of disclosure as evidenced by written records or (iii) is, at any time, disclosed to the other party by any third party having the right to disclose the same. To the extent that either party is required by law to disclose any confidential information it shall be permitted to do so for the limited purpose so required provided that notice is first delivered to lululemon athletica in a timely manner so that it has the opportunity to contest the potential disclosure.

(b)	To secure the confidentiality attaching to the confidential information, each party shall:

i.	keep separate all confidential information and all information generated by either party based thereon from all documents and other records of the disclosing party;

ii.	keep all documents and any other material bearing or incorporating any of the confidential information at the place of business of either party listed above or such other place as is agreed in writing between the parties;

iii.	restrict access to the confidential information exclusively to those individuals who have a need to know the information and who are parties to this Agreement and then only where they have a reasonable need to see and use it solely for the purpose fulfilling the parties’ obligations under the Supplier Agreement.

iv.	make no copies of any of the confidential information without the prior written consent of the other party; and

v.	upon receiving written notice from either party, deliver up to the requesting party all documents, samples and all other material in the possession, custody or control of the other party that bear or incorporate any part of the confidential information including all copies made by either party and, in the case of material in software form, delete the same from all parties’computer or electronic information retrieval systems.

(c)	Upon termination of this Agreement or upon receiving reasonable prior written request from either party, but in no event no less than ten (10) business days after receiving such written notice, the other party shall promptly return to the requesting party all Confidential Information in the other party’s possession, custody or control and cease any further use of the confidential information.

(d)	Each party acknowledges and agrees that the other party may be irreparably harmed and may have no adequate remedy at law for breach of the confidentiality provisions set out in this Agreement and that the other party shall be entitled to seek injunctive or other affirmative relief in addition to any of the rights or remedies otherwise available at law

6.	Indemnity

Each party shall indemnify, hold harmless and defend the other party, its Affiliates, servants, agents, employees, invitees and representatives from and against any and all losses, damages, expenses, claims, suits and demands (including legal fees and expenses on a solicitor and client basis) resulting from damages or injuries caused by or arising out any breach of the representations, warranties or covenants contained in this Exclusivity Agreement.

7.	Acknowledgement

Each party acknowledges that the rights granted to in this Agreement are fair and reasonable and that each party has received adequate consideration for the grant of such rights pursuant to this Agreement and the Supplier Agreement.

8.	Entire Agreement

This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all written, electronic, oral or other communications between the parties with respect to such subject matter. Notwithstanding the foregoing, the rights and obligations set out in this Agreement are in addition to, and not a replacement of, those set out in the Supplier Agreement.

9.	Severability

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any law, such provision or part shall to the extent of the illegality, invalidity or unenforceability be deemed not be form part of this Agreement and shall not affect the legality, validity and enforceability of the remainder of this Agreement.

10.	Successors

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective administrators, successors and permitted assigns.

11.	Governing Law, Jurisdiction and Venue

Regardless of any conflict of law or choice of law principles that might otherwise apply, lululemon athletica and Supplier agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Province of British Columbia. Each of the parties also expressly agrees and acknowledges that the Province of British Columbia has a reasonable relationship to each of the parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, each of the parties agrees and consents to the non-exclusive jurisdiction of the courts of the Province of British Columbia located in Vancouver, British Columbia, Canada and irrevocably waives, to the fullest extent permitted by law (i) any objection that it may now or hereafter have to laying venue and any suit, action or proceeding brought in such court, (ii) any claim that any suit action or proceeding brought in such court has been brought in an inconvenient forum and (iii) any defence that it may now or hereafter have based on lack of personal jurisdiction in such forum.

12.	Arbitration

In the event of any controversy or claim arising out of or relating to this agreement, including its validity or a breach thereof, the parties hereto shall consult and negotiate with each other and shall attempt to reach a satisfactory solution. If the parties do not resolve their dispute within a period of 30 days after written notice of the dispute by either party to the other, any unresolved controversy or claim shall be settled by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall one. The place of arbitration shall be Vancouver, British Columbia, and the language of the arbitration shall be English. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, its costs and expenses, including attorneys’ fees. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any party unless required by law. Any documentary or other evidence given by a party or witness in the arbitration shall be maintained as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any third party (other than a witness or expert), except as may be required by law.

13.	Waiver Of Trial By Jury

Each of the parties hereby agrees that it waives all right to trial by jury in any proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

15.	Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

LULULEMON ATHLETICA CANADA INC.		[**]

By:		By:
	Authorized Signatory		Authorized Signatory

Name:		Name:

Title:		Title:

Date:		Date: